Exhibit 10.26

Dicerna Pharmaceuticals, Inc. 480 Arsenal Street Building 1, Suite 120 Watertown, Massachusetts 02472 617-621-8097 Fax: 617-252-0927 www.dicerna.com

September 12, 2014

Bruce A. Peacock

142 Tannery Run Circle

Berwyn, PA 19302

Dear Bruce:

On behalf of Dicerna Pharmaceuticals, Inc. (the “Company”), I am pleased to confirm that on Tuesday the Company’s Board of Directors (the “Board”) appointed you to serve on the Board and as a member of the Audit Committee, with an understanding that the Audit Committee may wish to elect you Chairperson. You will receive the initial compensation described below in exchange for your performance of duties as a director and member of the Audit Committee.

At the first Board meeting that you attend, the Board will grant you options to purchase 25,000 shares of the Company’s Common Stock (the “Option”) with an exercise price equal to the fair market value on the date of grant under the Dicerna Pharmaceuticals, Inc. 2014 Performance Incentive Plan (the “Plan”), a copy of which will be furnished to you. The Option will vest as to one-third of the shares on the one year anniversary of the date of grant and as to the remaining two-thirds of the shares in quarterly installments over the two-year period thereafter, subject to your continued service as a director through the applicable vesting date. In addition, you will receive $35,000 for your initial year of service as a Board member and an additional $5,200 for each committee of the Board on which you serve. If the Audit Committee elects you Chairperson, you will receive an additional $9,800 for your initial year of service. You will receive additional compensation for each year of continuing service as provided by the Board. Currently, continuing Board members receive annual renewal option grants of 15,000 shares and annual cash compensation of $35,000 for Board membership, $5,200 for each committee upon which they serve, and $9,800 for being Chairperson of the Audit Committee, subject to change as determined by the Board.

For so long as you are a member of the Board, the Company will reimburse you for your reasonable out- of-pocket expenses, including reasonable travel expenses, incurred in attending Board meetings and committee meetings and in carrying out your duties as a director or committee member. In addition, the Company will enter into its standard form of indemnification agreement for directors with you and will include you in its directors’ and officers’ insurance policy.

You understand that you serve on the Board at the pleasure of the stockholders of the Company and that your duties are subject to change at any time without notice. You know of no reason why you would be precluded from serving as a member of the Board or any of its committees, either because of existing contractual restrictions or fiduciary duty obligations or otherwise.

On behalf of the Company, we are excited about the possibility of having you join us at this critical juncture in our growth and development.

Sincerely,

By:	/s/ Douglas M. Fambrough, III, Ph.D.
Douglas M. Fambrough, III, Ph.D.

Chief Executive Officer

Acknowledged and agreed to on this 13th day of September, 2014

Signature:	/s/ Bruce A. Peacock
Bruce A. Peacock